UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2014

United Fire Group, Inc.
(Exact name of registrant as specified in its charter)

Iowa	001-34257	45-2302834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

118 Second Avenue, S.E., Cedar Rapids, Iowa	52401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (319) 399-5700

_________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 14, 2014, Dianne M. Lyons resigned her position as Senior Vice President and Chief Financial Officer of United Fire Group, Inc. (the "Company" or "UFG").
In connection with the foregoing, the Company entered into an Employment Release Agreement (the "Agreement") with Ms. Lyons dated December 26, 2014, which will become effective January 3, 2015 (provided Ms. Lyons does not exercise her right pursuant to the Agreement to revoke the Agreement prior to that date). The Agreement provides, among other things, that subject to the terms and conditions of the Agreement and Ms. Lyons' compliance therewith, Ms. Lyons will receive the gross sum of $426,375.09, less necessary withholdings and deductions. This consideration will be paid in equal installments on the Company's regular payroll dates through December 2015. Pursuant to the Agreement, Ms. Lyons' Company health, pharmacy and dental insurance benefits continued through December 31, 2014.
The Agreement also provides for a full and general release by Ms. Lyons in favor of the Company, subject to certain customary exceptions, and Ms. Lyons' compliance with certain confidentiality, non-solicitation and non-disparagement obligations. The restrictions include an agreement that prior to January 1, 2016, Ms. Lyons will not directly or indirectly engage in competition with the Company as an employee, independent contractor, consultant, director, or in any other role with any property and casualty insurance company, life insurance company or annuity company in the United States. The Agreement also provides for a release of Ms. Lyons by the Company, subject to certain limitations. As part of the Agreement, Ms. Lyons has agreed to remain available on a consulting basis through March 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Fire Group, Inc.
(Registrant)

Dated:	December 31, 2014	/s/ Randy A. Ramlo
Randy A. Ramlo, President and Chief Executive Officer

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